Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Keystone Automotive Operations, Inc. of our report dated March 5, 2003 relating to the financial statements of Keystone Automotive Operations, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 27, 2004